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Exhibit (a)(6)(i)

Texas Business Corporation Act
Part 13.

Art. 13.01. Short Title

        A.    This part may be cited as the Business Combination Law.

        Added by Acts 1997, 75th Leg., ch. 375, Sec. 47, eff. Sept. 1, 1997.

Art. 13.02. Definitions

        A. In this part:

        (1)   "Affiliate" means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with a specified person.

        (2)   "Affiliated shareholder" means a person, other than the issuing public corporation or a wholly owned subsidiary of the issuing public corporation, that is the beneficial owner of 20 percent or more of the outstanding voting shares of the issuing public corporation or that, within the preceding three-year period, was the beneficial owner of 20 percent or more of the then outstanding voting shares of the issuing public corporation. For the purpose of determining whether a person is an affiliated shareholder, the number of voting shares of the issuing public corporation considered outstanding includes shares considered beneficially owned by that person under Subdivision (3) of this Article, but does not include other unissued voting shares of the issuing public corporation that may be issuable pursuant to an agreement, arrangement, or understanding, or on exercise of conversion rights, warrants, or options, or otherwise.

        (3)   "Beneficial owner" means a person who:

          (a)   individually, or with or through an affiliate or associate, beneficially owns shares or similar securities, directly or indirectly;

          (b)   individually, or with or through an affiliate or associate, has the right to:

    (i)
    acquire shares or similar securities, whether the right may be exercised immediately or only after the passage of time, pursuant to an agreement, arrangement, or understanding, whether or not in writing, or on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, except that a person is not considered the beneficial owner of shares or similar securities (A) tendered pursuant to a tender or exchange offer made by the person or an affiliate or associate until the tendered shares or similar securities are accepted for purchase or exchange, or (B) that may be subject to an agreement, arrangement, or understanding that expressly conditions the acquisition or purchase on the approval of the acquisition or purchase pursuant to Article 13.03 of this Act as long as such person has no direct or indirect rights of ownership or voting with respect to such shares until such time that such approval is obtained, at which time such person shall be considered the beneficial owner of such shares; or

    (ii)
    vote the shares or similar securities pursuant to an agreement, arrangement, or understanding, whether or not in writing, except that a person is not considered the beneficial owner of shares or similar securities for purposes of this subparagraph if the agreement, arrangement, or understanding to vote the shares: (A) arises solely from an immediately revocable proxy that authorizes the person named in the proxy to vote at a meeting of shareholders that has been called when the proxy is delivered or at any adjournment of the meeting, and (B) is not then reportable on a Schedule 13D under the Securities Exchange Act of 1934 (15 U.S.C. Section 78a et seq.) or a comparable or successor report; or

          (c)   has an agreement, arrangement, or understanding, whether or not in writing, to acquire, hold, or dispose (except pursuant to an agreement, arrangement, or understanding permitted by Paragraph (b)(i) of this subdivision) or to vote (except under an immediately revocable proxy under Paragraph (b)(ii) of this subdivision) shares or similar securities with another person who beneficially owns, or whose affiliate or associate beneficially owns, directly or indirectly, the shares or similar securities.

        (4)   "Business combination" means:

          (a)   any merger, share exchange, or conversion of an issuing public corporation or a subsidiary with:

    (i)
    an affiliated shareholder;

    (ii)
    a foreign or domestic corporation or other entity that is, or after the merger, share exchange, or conversion would be, an affiliate or associate of the affiliated shareholder; or

    (iii)
    another domestic or foreign corporation or other entity, if the merger, share exchange, or conversion is caused by an affiliated shareholder, or an affiliate or associate of an affiliated shareholder, and as a result of the merger, share exchange, or conversion this part does not apply to the surviving corporation or other entity;

          (b)   a sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, including an allocation of assets pursuant to a merger, to or with the affiliated shareholder, or an affiliate or associate of the affiliated shareholder, of assets of the issuing public corporation or any subsidiary that:

    (i)
    have an aggregate market value equal to 10 percent or more of the aggregate market value of all the assets, determined on a consolidated basis, of the issuing public corporation;

    (ii)
    have an aggregate market value equal to 10 percent or more of the aggregate market value of all the outstanding voting shares of the issuing public corporation; or

    (iii)
    represent 10 percent or more of the earning power or net income, determined on a consolidated basis, of the issuing public corporation;

          (c)   the issuance or transfer by an issuing public corporation or a subsidiary to an affiliated shareholder or an affiliate or associate of the affiliated shareholder, in one transaction or a series of transactions, of shares of the issuing public corporation or a subsidiary, except by the exercise of warrants or rights to purchase shares of the issuing public corporation offered, or a share dividend paid, pro rata to all shareholders of the issuing public corporation after the affiliated shareholder's share acquisition date;

          (d)   the adoption of a plan or proposal for the liquidation or dissolution of an issuing public corporation proposed by, or pursuant to any agreement, arrangement, or understanding, whether or not in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder;

          (e)   a reclassification of securities, including a reverse share split or a share split-up, share dividend, or other distribution of shares, a recapitalization of the issuing public corporation, a merger of the issuing public corporation with a subsidiary or pursuant to which the assets and liabilities of the issuing public corporation are allocated among two or more surviving or new domestic or foreign corporations or other entities, or any other transaction, whether or not with, into, or otherwise involving the affiliated shareholder, proposed by, or pursuant to an agreement, arrangement, or understanding, whether or not in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder that has the effect, directly or indirectly, of increasing the proportionate ownership percentage of the outstanding shares of a class or series of voting shares or securities convertible into voting shares of the issuing public corporation that is beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, except as a result of immaterial changes due to fractional share adjustments; or

          (f)    the direct or indirect receipt by an affiliated shareholder or an affiliate or associate of the affiliated shareholder of the benefit of a loan, advance, guarantee, pledge, or other financial assistance or a tax credit or other tax advantage provided by or through the issuing public corporation, except proportionately as a shareholder of the issuing public corporation.

        (5)   "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of equity securities, by contract, or otherwise. A person's beneficial ownership of 10 percent or more of a person's outstanding voting shares or similar interests creates a presumption that the person has control of such other person, but a person is not considered to have control of another person if the person holds such voting shares or similar interests in good faith and not for the purpose of circumventing this part, as an agent, bank, broker, nominee, custodian, or trustee for one or more beneficial owners who do not individually or as a group have control of the person.

        (6)   "Issuing public corporation" means a domestic corporation that has: (a) 100 or more shareholders, (b) any class or series of its voting shares registered under the Securities Exchange Act of 1934, as amended, or similar or successor statute, or (c) any class or series of its voting shares qualified for trading in a national market system. For the purposes of this definition of issuing public corporation, a shareholder is a shareholder of record as shown by the share transfer records of the corporation.

        (7)   "Person" means an individual, trust, domestic or foreign corporation or other entity, or a government, or a political subdivision, agency, or instrumentality of a government. If two or more persons act as a partnership, limited partnership, syndicate, or other group under an agreement, arrangement, or other understanding, whether or not in writing, to acquire, hold, vote, or dispose of shares of a corporation, all members of the partnership, limited partnership, syndicate, or other group are considered to be a person.

        (8)   "Share acquisition date" means the date that a person first becomes an affiliated shareholder of an issuing public corporation.

        (9)   "Subsidiary" means a domestic or foreign corporation or other entity of which a majority of the outstanding voting shares are owned, directly or indirectly, by an issuing public corporation.

        (10) "Voting share" means a share of capital stock of a corporation entitled to vote generally in the election of directors.

        Art. 13.03. Three-Year Moratorium on Certain Business Combinations

        A.    An issuing public corporation shall not, directly or indirectly, enter into or engage in a business combination with an affiliated shareholder, or any affiliate or associate of the affiliated shareholder, during the three-year period immediately following the affiliated shareholder's share acquisition date unless:

        (1)   the business combination or the purchase or acquisition of shares made by the affiliated shareholder on the affiliated shareholder's share acquisition date is approved by the board of directors of the issuing public corporation before the affiliated shareholder's share acquisition date; or

        (2)   the business combination is approved, by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the issuing public corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders and not by written consent, duly called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

Art. 13.04. Application

        A.    Article 13.03 of this Act does not apply to:

        (1)   a business combination of an issuing public corporation:

          (a)   the original articles of incorporation or original bylaws of which contain a provision expressly electing not to be governed by this part;

          (b)   that adopts an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by this part; or

          (c)   that after December 31, 1997, adopts an amendment to its articles of incorporation or bylaws, approved by the affirmative vote of the shareholders, other than affiliated shareholders and their affiliates and associates, of at least two-thirds of the outstanding voting shares of the issuing public corporation, expressly electing not to be governed by this part, except that the amendment to the articles of incorporation or bylaws takes effect 18 months after the date of the vote and does not apply to a business combination of the issuing public corporation with an affiliated shareholder whose share acquisition date is on or before the effective date of the amendment;

        (2)   a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder:

          (a)   as soon as practicable divests itself of a sufficient number of the voting shares of the issuing public corporation so that it no longer is the beneficial owner, directly or indirectly, of 20 percent or more of the outstanding voting shares of the issuing public corporation; and

          (b)   would not at any time within the three-year period preceding the announcement date of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

        (3)   a business combination with an affiliated shareholder that was the beneficial owner of 20 percent or more of the outstanding voting shares of the issuing public corporation on December 31, 1996, and continuously until the announcement date of the business combination;

        (4)   a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares of the issuing public corporation by will or intestate succession and continuously was such an affiliated shareholder until the announcement date of the business combination; or

        (5)   a business combination of an issuing public corporation with a domestic wholly owned subsidiary if the domestic subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder's beneficial ownership of voting shares in the issuing public corporation.

Art. 13.05. No Effect on Other Actions

        A. This part does not affect, directly or indirectly, the validity of another action by the board of directors of an issuing public corporation, nor does it preclude the board of directors from taking other action in accordance with law, nor does the board of directors incur liability for elections made or not made under this part.

Art. 13.06. Duties of Director

        A. In discharging the duties of director under this Act or otherwise, a director, in considering the best interests of the corporation, may consider the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation.

Art. 13.07. Relationship With Other Parts of Act

        A.    If a provision of this part conflicts with another provision of this Act, the provision of this part controls.

        B.    The affirmative vote or concurrence of shareholders required for approval of an action required or permitted to be submitted for shareholder vote under Part 13 of this Act may be increased, but not decreased, under Article 2.28 of this Act.

Art. 13.08. Severability

        A.    If any provision or clause of this part or application thereof to any person or circumstance is held invalid, such invalidity shall not affect other provisions or applications of this part that can be given effect without the invalid provision or application and without being inconsistent with the intent of this part, and to this end the provisions of this part are declared to be severable.

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Texas Business Corporation Act Part 13.